Exhibit 99.1
For further information, contact:
Hanover Capital Mortgage Holdings, Inc.
John Burchett, CEO, Irma Tavares, COO, or Harold McElraft, CFO
732-593-1044
HANOVER CAPITAL MORTGAGE HOLDINGS
REPORTS 2007 FOURTH QUARTER AND YEAR END RESULTS
Edison, New Jersey, May 16, 2008 - Hanover Capital Mortgage Holdings, Inc. (AMEX: HCM) (the “Company” or “HCM”) reported a net loss for the quarter ended March 31, 2008 of $(23.3) million, or $(2.71) per share on a fully diluted basis, compared to net income of $0.9 million, or $0.11 per share for the same period of 2007. This decrease is primarily due to impairment expense of $21.2 million for other-than-temporary declines in fair value of the Company’s subordinate mortgage-backed securities (“Subordinate MBS”) portfolio, an increase in interest expense in connection with the entry into a repurchase agreement in August, 2007, with Ramius Capital Group, LLC, (“Repurchase Transaction”) and an increase in deferred financing fees charged to expense in connection with the termination of the Company’s two committed lines of credit, partially off-set by the reversal of a $1.6 million reserve for the estimated costs of closing its warehouse facility.
Significant changes in the Company’s financial position are primarily related to the decline in the estimated fair value of its Subordinate MBS portfolio and the reduction in the size of its whole-pool Fannie Mae and Freddie Mac mortgage-backed securities (“Agency MBS”) portfolio. The Company sold all of its Agency MBS to repay the outstanding financing balance on this portfolio and to generate some liquidity. At this same time, the Company purchased a small amount of Agency MBS in order to satisfy certain exemptive provisions of the Investment Company Act of 1940 and maintain compliance with the REIT provisions of the Internal Revenue Code of 1986, as amended.
For the Company’s Subordinate MBS portfolio, the mark to market loss increased by $21.1 million for the three months ended March 31, 2008 compared to the same period of 2007. The increase in market loss, the Company determined, is due to other-than-temporary declines in estimated fair value. Similar other-than-temporary impairments were not experienced during the first quarter of 2007. Net interest income decreased for the three months ended March 31, 2008 compared to the same period of 2007 due to the increased interest expense associated with the new fixed-term financing facility the Company established in August 2007. The Company had no gains on sales of securities for the three months ended March 31, 2008 compared to gains of $0.2 million for the three months ended March 31, 2007.
As of March 31, 2008, seriously delinquent loans, for the Subordinate MBS portfolio, are 0.83% of collateral loan balances as compared to 0.55% as of December 31, 2007. Although delinquencies are rising, they are still significantly below those of Alt-A and Subprime collateral. The Company had losses of approximately $2.3 million allocated to its Subordinate MBS for the three months ended March 31, 2008. See the Table below which illustrates credit performance:
Subordinate MBS Portfolio Credit Performance
(dollars in thousands)

	March 31, 2008
	Principal Balance	%
Current	$37,247,233	98.14%
30-59 days delinquent	295,526	0.78%
60-89 days delinquent	94,437	0.25%
90+ days delinquent	100,606	0.26%
Foreclosure	165,709	0.44%
Real Estate Owned	48,897	0.13%
As of March 31, 2008, the overall estimated fair value of the Company’s Subordinate MBS portfolio pledged under the Repurchase Transaction is below the contractual repayment amount of the Repurchase Transaction by approximately $22.5 million and the lender has recourse only against the Company’s Subordinate MBS portfolio and not to any other asset or right. Generally Accepted Accounting Principles (“GAAP”) preclude the Company from considering the contractual repayment amount of the Repurchase Transaction, and its recourse limitation, in determining either a fair value or a realizable value for the Company’s Subordinate MBS. As a result, the Company recorded an other-than-temporary impairment of $21.2 million during the three months ended March 31, 2008. This loss may be offset by a gain on settlement of debt in August of 2008 if the Company surrenders its Subordinate MBS portfolio under the Repurchase Transaction.
The following information is useful in understanding the implications of the Company’s current financial condition and presents a calculation of the gain on settlement of debt assuming the Company surrendered the pledged securities as of March 31, 2008 (dollars in thousands):

Carrying value of Repurchase Transaction obligation	$81,978
Carrying value of Subordinate MBS that may be surrendered under the Repurchase Transaction	(62,416)

Excess of debt over the carrying value of assets pledged	19,562
Elimination of other assets and other liabilities related to the Repurchase Transaction	289

Net gain on settlement of Repurchase Transaction if settled through the surrender of the collateral on March 31, 2008	$19,851

The Company’s equity as reported under GAAP is a negative $(49.0) million as of March 31, 2008. However, when all of the Company’s assets and liabilities are valued at estimated fair value, as illustrated in the Tables set forth on page 7, the Company’s equity is a positive $3.4 million as of March 31, 2008. The Company’s equity under GAAP and valued at estimated fair value was $(25.6) million and $6.9 million, respectively, as of December 31, 2007.
The Company has provided additional fair value disclosures in its Form 10-Q for the quarter ended March 31, 2008 and herein to show the impact of fair value treatment on its entire balance sheet, rather than just certain assets and liabilities of the Company, because it believes it provides additional information about the effects the turmoil in the financial markets, over the last six to nine months, has had on the Company’s financial position, its shareholders, and its debtholders.
John A. Burchett, the Company’s President and CEO, commented, “While we continue to operate during difficult times in the mortgage industry, we are also continuing with our efforts to raise capital sufficient to enable the Company to return to profitability and to provide a positive return for our shareholders.”
HCM will host an investor conference call on Friday, May 16, 2008 at 11:00 AM ET. The call will be broadcast on the Internet at www.investorcalendar.com. To listen to the call, please go to the Web site at least fifteen minutes prior to the call to register, download, and install any necessary audio software. For those not able to listen to the live broadcast, a replay will be available for a period of 30 days.
To access the live call by phone, dial 877-407-8035 (international callers dial 201-689-8035) several minutes before the call. A recorded replay may be heard through Monday, May 19th at 11:59 pm ET by dialing 877-660-6853 (international callers dial 201-612-7415) and using playback account #286 and conference ID # 284835.
Hanover Capital Mortgage Holdings, Inc. is a mortgage REIT staffed by seasoned mortgage capital markets professionals. HCM invests in prime mortgage loans and mortgage securities backed by prime mortgage loans. For further information, visit HCM’s Web site at www.hanovercapitalholdings.com.
Certain statements in this press release may constitute “forward-looking” statements with the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements that are not historical fact are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements, to differ materially from expectations. The forward-looking statements are based on HCM’s current belief, intentions and expectations. These statements are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements include, but are not limited to, those factors, risks and uncertainties that are described in Item 1A of HCM’s Annual Report on Form 10-K for the year ended December 31, 2007 and in other securities filings by HCM. HCM’s future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. The forward-looking statements contained in this press release are made only as of the date hereof and HCM undertakes no obligation to update or revise the information contained in this announcement whether as a result of new information, subsequent events or circumstances or otherwise, unless otherwise required by law.

HANOVER CAPITAL MORTGAGE HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	(unaudited)
	March 31,	December 31,
	2008	2007
Assets
Cash and cash equivalents	$3,535	$7,257
Accrued interest receivable	1,089	1,241
Mortgage loans
Collateral for CMOs	5,782	6,182

Mortgage securities ($62,416 and $112,740 pledged under Repurchase
Agreements as of March 31, 2008 and December 31, 2007, respectively)
Trading	4,272	30,045
Available for sale	62,416	82,695
Held to maturity	—	—
Other subordinate security, available for sale	1,493	1,477
Equity investment in unconsolidated affiliates	1,537	1,509
Other assets	3,390	4,782

	$83,514	$135,188

Liabilities
Repurchase agreements	$82,459	$108,854
Collateralized mortgage obligations (CMOs)	3,705	4,035
Dividends payable	—	—
Accounts payable, accrued expenses and other liabilities	5,097	6,709
Liability to subsidiary trusts issuing preferred and capital securities	41,239	41,239

	132,500	160,837

Commitments and Contingencies	—	—

Stockholders’ Equity
Preferred stock: $0.01 par value, 10 million shares authorized, no shares issued and outstanding	—	—
Common stock: $0.01 par value, 90 million shares authorized, 8,658,562 shares issued and outstanding as of March 31, 2008 and December 31, 2007, respectively	86	86
Additional paid-in capital	102,950	102,939
Cumulative earnings (deficit)	(94,637)	(71,289)
Cumulative distributions	(57,385)	(57,385)

	(48,986)	(25,649)

	$83,514	$135,188

HANOVER CAPITAL MORTGAGE HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	(unaudited)
	Three Months Ended
	March 31,
	2008	2007
Revenues
Interest income	$5,070	$6,632
Interest expense	5,927	3,859

Net interest income before loan loss provision	(857)	2,773
Loan loss provision	—	—

Net interest income	(857)	2,773
Gain on sale of mortgage assets	479	191
Loss on mark to market of mortgage assets	(21,485)	(143)
Loss on freestanding derivatives	(98)	(167)
Technology	210	516
Loan brokering and advisory services	15	157
Other income (loss)	1,629	(41)

Total revenues	(20,107)	3,286

Expenses
Personnel	1,108	1,079
Legal and professional	364	600
General and administrative	201	746
Depreciation and amortization	154	150
Occupancy	78	75
Technology	125	197
Financing	896	148
Other	343	158

Total expenses	3,269	3,153

Operating income (loss)	(23,376)	133
Equity in income of unconsolidated affiliates	28	27

Income (loss) from continuing operations before income tax provision	(23,348)	160
Income tax provision	—	—

Income (loss) from continuing operations	$(23,348)	$160

Discontinued Operations
Loss from discontinued operations before gain on sale and income tax provision	—	(643)
Gain on sale of discontinued operations	—	1,346
Income tax provision from discontinued operations	—	—

Income from discontinued operations	—	703

Net income (loss)	$(23,348)	$863

Net income (loss) per common share — Basic
Income (loss) from continuing operations	$(2.71)	$0.02
Income (loss) from discontinued operations	—	0.09

Net income (loss) per common share — Basic	$(2.71)	$0.11

Net income (loss) per common share — Diluted
Income (loss) from continuing operations	$(2.71)	$0.02
Income (loss) from discontinued operations	—	0.09

Net income (loss) per common share — Diluted	$(2.71)	$0.11

.

Weighted average shares outstanding — Basic	8,630,184	8,132,868
Weighted average shares outstanding — Diluted	8,630,184	8,136,343

HANOVER CAPITAL MORTGAGE HOLDINGS, INC.
SUMMARY INFORMATION FOR REIT PORTFOLIO ASSETS
(dollars in thousands)

	Three Months Ended March 31, 2008
	Subordinate MBS	Agency MBS	Mortgage Loans
Average asset balance	$82,592	$19,860	$6,120
Average CMO borrowing balance	—	—	3,846
Average balance — Repurchase Agreements	84,931	17,780	490

Net interest earning assets	$(2,339)	$2,080	$1,784

Average leverage ratio	102.83%	89.53%	70.85%

Effective interest income rate	22.00%	5.78%	7.25%
Effective interest expense rate — CMO borrowing	—	—	6.86%
Effective interest expense rate — Repurchase Agreements	22.30%	4.30%	5.71%

Net interest spread	-0.30%	1.48%	0.52%

Interest income	$4,542	$287	$111
Interest expense — CMO borrowing	—	—	66
Interest expense — Repurchase Agreements	4,734	191	7

Net interest income	$(192)	$96	$38

Yield on net interest earning assets	n/a *	18.46%	8.52%

	Three Months Ended March 31, 2007
	Subordinate MBS	Agency MBS	Mortgage Loans
Average asset balance	$153,906	$109,269	$9,619
Average CMO borrowing balance	—	—	7,041
Average balance — Repurchase Agreements	90,936	100,536	685

Net interest earning assets	$62,970	$8,733	$1,893

Average leverage ratio	59.09%	92.01%	80.32%

Effective interest income rate	12.09%	5.71%	7.11%
Effective interest expense rate — CMO borrowing	—	—	7.16%
Effective interest expense rate — Repurchase Agreements	6.46%	5.33%	7.00%

Net interest spread	5.63%	0.38%	-0.03%

Interest income	$4,651	$1,560	$171
Interest expense — CMO borrowing	—	—	126
Interest expense — Repurchase Agreements	1,468	1,339	12

Net interest income	$3,183	$221	$33

Yield on net interest earning assets	20.22%	10.12%	6.97%

*	Amount is exluded as it is not meaningful

Fair Value Disclosures
The estimated fair value of all of the Company’s assets and liabilities and off-balance sheet financial instruments are as follows (dollars in thousands):

	March 31, 2008		December 31, 2007
		Estimated		Estimated
	As Reported	Fair Value	As Reported	Fair Value
Assets:
Cash and cash equivalents	$3,535	$3,535	$7,257	$7,257
Accrued interest receivable	1,089	1,089	1,241	1,241
Mortgage loans
Collateral for CMOs	5,782	5,761	6,182	6,118
Mortgage securities
Trading (1)	4,272	4,272	30,045	30,045
Available for sale (1)	62,416	62,416	82,695	82,695
Other subordinate security, available for sale (1)	1,493	1,493	1,477	1,477
Restricted cash	484	484	480	480
Equity investments in unconsolidated affiliates	1,537	—	1,509	—
Deferred financing costs	1,293	—	2,105	—
Prepaid expenses and other assets	1,613	1,613	2,197	2,197

Total assets	$83,514	$80,663	$135,188	$131,510

Liabilities:
Repurchase Agreements — revolving term	$481	$481	$28,926	$28,926
Repurchase Agreements — fixed term	81,978	62,416	79,928	79,279
CMO borrowing	3,705	3,582	4,035	3,916
Accounts payable, accrued expenses and other liabilities	5,097	5,097	6,709	6,709
Liability to subsidiary trusts	41,239	5,731	41,239	5,731

Total liabilities	132,500	77,307	160,837	124,561

Net equity	(48,986)	3,356	(25,649)	6,949

Total liabilities and net equity	$83,514	$80,663	$135,188	$131,510

(1)	The total amount of these assets or liabilities are measured in the consolidated financial statements at estimated fair value on a recurring basis.